Exhibit 99.1

CommScope Reports Second Quarter 2015 Results

Consistent with Guidance

•	Sales of $867 million, up 5% sequentially

•	Operating income of $109 million and adjusted operating income of $176 million, or 20 percent of sales

•	Net income of $0.24 per diluted share

•	Adjusted net income, excluding special items, of $0.49 per diluted share

HICKORY, NC, July 28, 2015—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, reported sales of $867 million and net income of $46 million, or $0.24 per diluted share, for the quarter ended June 30, 2015. Non-GAAP adjusted net income for the second quarter of 2015 was $95 million, or $0.49 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended June 30, 2014, CommScope reported sales of $1.1 billion and net income of $28 million or $0.15 per diluted share. Non-GAAP adjusted net income for the second quarter of 2014 was $139 million, or $0.73 per diluted share.

“We delivered stronger sequential performance in all of our businesses, which was consistent with our outlook,” said President and Chief Executive Officer Eddie Edwards. “We executed despite slow spending by certain North American wireless operators and foreign exchange rate headwinds.

“Meanwhile, we continue to make progress toward our planned acquisition of TE Connectivity’s Telecom, Enterprise and Wireless businesses. During the quarter, we established a foundational capital structure, cleared more regulatory hurdles and completed additional integration planning. Both companies are working hard to close the acquisition, which we expect to complete within the next few months. The acquisition positions us to solve more customer challenges, deliver more innovative solutions and increase our global scale. We will become a leader in fiber-optic connectivity for wired and wireless networks.”

On January 28, 2015, CommScope announced an agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless businesses (Broadband Network Solutions or the BNS business). The BNS business is a global leader in fiber-optic connectivity for wireline and wireless networks, and the transaction is expected to be in excess of 20 percent accretive to CommScope’s adjusted earnings per share by the end of the first full year after closing, excluding purchase accounting charges, integration costs and other special items.

Second Quarter 2015 Overview

Second quarter 2015 sales were $867 million, up 5 percent sequentially but down 19 percent year over year from the atypically robust second quarter of 2014. Growth in the Broadband and Enterprise segments was offset by lower Wireless sales. Foreign exchange rate changes negatively impacted sales by 3 percent in the quarter compared to the prior year period.

Operating income in the second quarter increased 18 percent sequentially but declined 46 percent year over year to $109 million. Adjusted operating income in the second quarter, which excludes amortization of purchased intangibles, costs associated with the BNS acquisition, restructuring costs and other special items, was $176 million, up 12 percent sequentially but down 32 percent year over year.

GAAP net income increased 63 percent year over year to $46 million. Excluding amortization of purchased intangibles, restructuring costs and other special items, second quarter adjusted net income increased 16 percent sequentially but decreased 32 percent year over year to $95 million. Adjusted earnings were $0.49 per diluted share, up 17 percent sequentially but down 33 percent year over year.

Second Quarter 2015 Segment Overview

Wireless segment sales in the second quarter rose modestly sequentially to $515 million, but declined 29 percent year over year from the unusually strong second quarter of 2014. The year-over-year decrease was primarily due to a slowdown in spending by certain North American wireless operators, which was partially offset by growth in the Central and Latin America region. Additionally, foreign exchange rate changes had a negative impact of approximately 5 percent on Wireless segment sales in the second quarter compared to the prior year period. The company’s acquisition of two businesses of United Kingdom-based Alifabs Group, completed in July 2014, provided incremental net sales to the Wireless segment of $9 million during the second quarter of 2015. Wireless adjusted operating income was $103 million, or 20 percent of sales, for the quarter. The decrease from prior year was primarily due to lower sales.

Second quarter Enterprise segment sales increased 5 percent sequentially and 2 percent year over year to $222 million. Sales increased year over year primarily driven by strong sales of data center fiber solutions and growth in the Asia Pacific and Europe, Middle East and Africa regions, partially offset by declines in North America. Foreign exchange rates had a negative impact of approximately 1 percent on Enterprise segment sales in the second quarter of 2015 compared to the prior year period. Enterprise adjusted operating income for the quarter increased 27 percent year over year to $55 million, or 25 percent of sales, primarily due to higher fiber sales to data centers.

Second quarter Broadband segment sales increased 11 percent sequentially and 6 percent year over year to $131 million. Sales increased year over year primarily due to increased investment in North America as cable operators continue to expand fiber technology further into their networks and invest to enhance the quality of video and broadband offerings, partially offset by lower sales in the Central and Latin America region. Foreign exchange rates had a negative impact of approximately 1 percent on Broadband segment sales in the second quarter of 2015 compared to the prior year period. Broadband adjusted operating income improved to $17 million, or 13 percent of sales. The increase was primarily due to higher sales, lower material costs, a favorable mix of products sold and the benefit of cost reduction initiatives.

Update on Proposed TE Connectivity Transaction

During the second quarter, CommScope raised an incremental $2.75 billion to finance, with cash on hand, its proposed acquisition of TE Connectivity’s BNS business. The incremental debt is made up of a $1.25 billion 7.5-year term loan and $1.5 billion of 10-year senior unsecured notes. In addition, the company refinanced a portion of its existing term loans with new $500 million 5-year senior secured notes.

CommScope has been informed that the European Commission has granted unconditional clearance to the proposed acquisition of TE Connectivity’s BNS business. The Anti-monopoly Bureau of the Ministry of Commerce of the People’s Republic of China has also unconditionally approved the proposed acquisition of the BNS business. While the company is still in the midst of the anti-trust regulatory process in several other jurisdictions around the world, it currently expects that the BNS acquisition will close in the next few months, subject to regulatory approvals and other customary closing conditions.

Outlook

CommScope management provided the following third quarter guidance, which excludes the impact of the planned acquisition, amortization of purchased intangibles, restructuring costs, transaction and integration costs and other special items.

Third Quarter 2015 Guidance:

•	Revenue of $850 million – $900 million

•	Adjusted operating income of $160 million – $180 million

•	Adjusted earnings per diluted share of $0.45 – $0.50

On a standalone basis, CommScope management expects full year 2015 earnings of $1.80 to $1.90 per diluted share, assuming stable business conditions. Additionally, the company intends to provide combined company guidance for the fourth quarter of 2015 following the close of the acquisition, which is expected within the next few months.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call at 8:30 a.m. ET today in which management will discuss second quarter 2015 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 81174529. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 81174529 and will be available through August 28, 2015. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our network infrastructure solutions help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites and in cable headends; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; our ability to generate cash to service our indebtedness; our ability to consummate the proposed acquisition of the BNS business on a timely basis or at all; risks associated with antitrust approval of the acquisition of the BNS business; our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for some period of time after closing of the acquisition of the BNS business; our ability to realize expected growth opportunities and cost savings from the acquisition of the BNS business; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release, except as otherwise may be required by law.

Investor Contacts: Jennifer Crawford, CommScope +1 828-323-4970 Phil Armstrong, CommScope +1 828-323-4848	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$867,290	$1,066,256	$1,692,690	$2,001,292

Operating costs and expenses:
Cost of sales	552,595	654,605	1,084,791	1,251,930
Selling, general and administrative	130,797	121,070	256,468	234,098
Research and development	27,982	33,082	55,718	64,952
Amortization of purchased intangible assets	44,624	44,306	89,410	88,604
Restructuring costs, net	1,894	2,309	3,765	4,289
Asset impairments	—	7,229	—	7,229

Total operating costs and expenses	757,892	862,601	1,490,152	1,651,102

Operating income	109,398	203,655	202,538	350,190
Other income (expense), net	86	(88,791)	2,713	(91,986)
Interest expense	(49,036)	(63,625)	(85,365)	(105,905)
Interest income	1,031	1,111	2,060	2,215

Income before income taxes	61,479	52,350	121,946	154,514
Income tax expense	(15,887)	(24,307)	(36,878)	(61,984)

Net income	$45,592	$28,043	$85,068	$92,530

Earnings per share:
Basic	$0.24	$0.15	$0.45	$0.50
Diluted (a)	$0.24	$0.15	$0.44	$0.49
Weighted average shares outstanding:
Basic	189,682	186,509	189,084	186,226
Diluted (a)	194,004	190,984	193,570	190,694

(a) Calculation of diluted earnings per share:
Net income (basic)	$45,592	$28,043	$85,068	$92,530
Weighted average shares (basic)	189,682	186,509	189,084	186,226
Dilutive effect of stock options	4,322	4,475	4,486	4,468

Denominator (diluted)	194,004	190,984	193,570	190,694

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$792,959	$729,321
Accounts receivable, less allowance for doubtful accounts of $10,544 and $8,797, respectively	718,333	612,007
Inventories, net	352,777	367,185
Prepaid expenses and other current assets	59,180	67,875
Deferred income taxes	49,627	51,230

Total current assets	1,972,876	1,827,618
Property, plant and equipment, net of accumulated depreciation of $225,599 and $207,342, respectively	286,134	289,371
Goodwill	1,450,847	1,451,887
Other intangible assets, net	1,171,496	1,260,927
Funds restricted for acquisition	2,746,875	—
Other noncurrent assets	83,875	87,255

Total assets	$7,712,103	$4,917,058

Liabilities and Stockholders’ Equity
Accounts payable	$248,473	$177,806
Other accrued liabilities	269,414	289,006
Current portion of long-term debt	12,554	9,001

Total current liabilities	530,441	475,813
Long-term debt	5,346,340	2,659,897
Deferred income taxes	303,093	339,945
Pension and other postretirement benefit liabilities	19,869	29,478
Other noncurrent liabilities	102,088	104,306

Total liabilities	6,301,831	3,609,439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at June 30, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 189,953,618 and 187,831,389 at June 30, 2015 and December 31, 2014, respectively	1,909	1,888
Additional paid-in capital	2,184,156	2,141,433
Retained earnings (accumulated deficit)	(656,451)	(741,519)
Accumulated other comprehensive loss	(108,707)	(83,548)
Treasury stock, at cost: 961,566 shares at June 30, 2015 and December 31, 2014	(10,635)	(10,635)

Total stockholders’ equity	1,410,272	1,307,619

Total liabilities and stockholders’ equity	$7,712,103	$4,917,058

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Activities:
Net income	$45,592	$28,043	$85,068	$92,530
Adjustments to reconcile net income to net cash generated by (used in) operating activities:
Depreciation and amortization	66,269	79,020	125,723	138,481
Equity-based compensation	10,125	6,495	15,378	10,171
Deferred income taxes	(20,506)	(18,838)	(34,129)	(11,495)
Asset impairments	—	7,229	—	7,229
Excess tax benefits from equity-based compensation	(3,750)	(5,445)	(14,164)	(6,987)
Changes in assets and liabilities:
Accounts receivable	(22,940)	(67,024)	(118,257)	(168,817)
Inventories	3,246	(37,820)	9,038	(76,456)
Prepaid expenses and other assets	7,011	(23,767)	5,877	(19,426)
Accounts payable and other liabilities	(14,951)	25,881	(2,269)	(5,182)
Other	1,930	(7,162)	1,001	(8,925)

Net cash generated by (used in) operating activities	72,026	(13,388)	73,266	(48,877)
Investing Activities:
Additions to property, plant and equipment	(15,868)	(9,516)	(24,081)	(16,191)
Proceeds from sale of property, plant and equipment	48	263	173	1,446
Cash refunded from acquisitions	—	4,745	—	4,745
Acquisition funds held in escrow	(2,746,875)	—	(2,746,875)	—
Other	464	7,253	3,097	7,299

Net cash generated by (used in) investing activities	(2,762,231)	2,745	(2,767,686)	(2,701)
Financing Activities:
Long-term debt repaid	(500,318)	(1,102,231)	(502,517)	(1,119,789)
Long-term debt proceeds	3,246,875	1,300,000	3,246,875	1,315,000
Long-term debt financing costs	(9,025)	(22,738)	(9,025)	(22,738)
Proceeds from the issuance of common shares under equity-based compensation plans	4,952	5,985	16,951	7,942
Excess tax benefits from equity-based compensation	3,750	5,445	14,164	6,987

Net cash generated by financing activities	2,746,234	186,461	2,766,448	187,402
Effect of exchange rate changes on cash and cash equivalents	1,788	43	(8,390)	(1,095)

Change in cash and cash equivalents	57,817	175,861	63,638	134,729
Cash and cash equivalents, beginning of period	735,142	305,188	729,321	346,320

Cash and cash equivalents, end of period	$792,959	$481,049	$792,959	$481,049

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating income, as reported	$109.4	$203.7	$202.5	$350.2

Adjustments:
Amortization of purchased intangible assets	44.6	44.3	89.4	88.6
Restructuring costs, net	1.9	2.3	3.8	4.3
Equity-based compensation	10.1	6.5	15.4	10.2
Asset impairments	—	7.2	—	7.2
Transaction and integration costs	9.9	1.0	21.3	1.9
Purchase accounting adjustments	—	(6.4)	0.1	(11.9)

Total adjustments to operating income	66.5	54.9	130.0	100.3

Non-GAAP adjusted operating income	$175.9	$258.5	$332.4	$450.5

Income before income taxes, as reported	$61.5	$52.4	$121.9	$154.5
Income tax expense, as reported	(15.9)	(24.3)	(36.9)	(62.0)

Net income, as reported	$45.6	$28.0	$85.1	$92.5
Adjustments:
Total pretax adjustments to operating income	66.5	54.9	130.0	100.3
Pretax amortization of deferred financing costs & OID(1)	10.1	22.6	13.2	26.1
Pretax acquisition related interest (1)	5.3	—	5.3	—
Pretax loss on debt transactions (2)	—	93.9	—	93.9
Pretax gain on sale of equity investment (2)	(0.3)	(6.7)	(2.7)	(6.7)
Tax effects of adjustments and other tax items(3)	(32.4)	(53.3)	(54.5)	(71.5)

Non-GAAP adjusted net income	$94.8	$139.4	$176.3	$234.6

Diluted EPS, as reported	$0.24	$0.15	$0.44	$0.49
Non-GAAP adjusted diluted EPS	$0.49	$0.73	$0.91	$1.23

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding.

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q2 2015	Q1 2015	Q2 2014	Sequential	YOY
Wireless	$515.2	$496.3	$724.9	3.8%	(28.9)%
Enterprise	221.9	211.3	218.4	5.0%	1.6%
Broadband	130.6	118.0	123.4	10.7%	5.8%
Inter-segment eliminations	(0.4)	(0.2)	(0.4)	N/A	N/A

Total Net Sales	$867.3	$825.4	$1,066.3	5.1%	(18.7)%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q2 2015	Q1 2015	Q2 2014	Sequential	YOY
Wireless	$103.5	$98.1	$207.2	5.5%	(50.0)%
Enterprise	55.3	49.0	43.5	12.9%	27.1%
Broadband	17.2	9.4	7.8	83.0%	120.5%

Total Non-GAAP Adjusted Operating Income	$175.9	$156.5	$258.5	12.4%	(32.0)%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Second Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$70.2	$31.8	$7.4	$109.4
Amortization of purchased intangible assets	23.1	17.3	4.2	44.6
Restructuring costs, net	0.9	(0.1)	1.0	1.9
Equity-based compensation	5.5	3.4	1.3	10.1
Transaction and integration costs	3.8	2.8	3.3	9.9

Non-GAAP adjusted operating income	$103.5	$55.3	$17.2	$175.9
Non-GAAP adjusted operating margin %	20.1%	25.0%	13.1%	20.3%

First Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$64.4	$26.9	$1.8	$93.1
Amortization of purchased intangible assets	23.1	17.4	4.3	44.8
Restructuring costs, net	1.8	—	0.1	1.9
Equity-based compensation	2.9	1.7	0.6	5.3
Transaction and integration costs	6.0	3.0	2.4	11.4

Non-GAAP adjusted operating income	$98.1	$49.0	$9.4	$156.5
Non-GAAP adjusted operating margin %	19.8%	23.2%	8.0%	19.0%

Second Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$178.9	$30.3	$(5.5)	$203.7
Amortization of purchased intangible assets	22.5	17.4	4.4	44.3
Restructuring costs, net	1.6	(0.1)	0.8	2.3
Equity-based compensation	3.6	2.1	0.8	6.5
Asset impairments	—	—	7.2	7.2
Transaction and integration costs	0.6	0.2	0.1	1.0
Purchase accounting adjustments	—	(6.4)	—	(6.4)

Non-GAAP adjusted operating income	$207.2	$43.5	$7.8	$258.5
Non-GAAP adjusted operating margin %	28.6%	19.9%	6.3%	24.2%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q2 2015	Q2 2014
Cash flow from operations	$72.0	$(13.4)
Redemption premium	—	93.9
Transaction and integration costs	12.3	*
Capital expenditures	(15.9)	(9.5)
Capital spending for BNS acquisition integration	7.3	—

Adjusted Free Cash Flow	$75.7	$71.0

*	Not significant

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Operating income, as reported	$109.4	$93.1	$76.2	$151.0	$203.7
Amortization of purchased intangible assets	44.6	44.8	44.8	44.8	44.3
Restructuring costs, net	1.9	1.9	7.6	7.4	2.3
Equity-based compensation	10.1	5.3	5.4	5.6	6.5
Asset impairments	—	—	(2.1)	7.0	7.2
Transaction and integration costs	9.9	11.4	7.5	2.7	1.0
Purchase accounting adjustments	—	—	—	—	(6.4)

Non-GAAP adjusted operating income	$175.9	$156.5	$139.4	$218.5	$258.5

Non-GAAP adjusted operating margin %	20.3%	19.0%	16.8%	21.8%	24.2%
Depreciation	11.5	11.6	12.7	12.4	12.1

Non-GAAP adjusted EBITDA	$187.4	$168.1	$152.0	$230.9	$270.6

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures